Securities and Exchange Commission

                         Washington, DC  20549

                               Form 8-K

                            Current Report

                Pursuant to Section 13 to 15(d) of the
                     Securities Exchange Act 1934


                    Date of Report April 11, 1994
                   (Date of earliest event reported)




                California Energy Company, Inc.
        (Exact name of registrant as specified in its charter)




      Delaware             1-9874                  94-2213782
(State of other       (Commission File          (IRS Employer
jurisdiction of        Number)                  Identification No)
incorporation)



      10831 Old Mill Road       Omaha, Nebraska         68154
(Address of principal executive offices)               Zip Code



Registrant's Telephone Number, including area code: (402) 330-8900



                           N/A
     (Former name or former address, if changed since last report)

ITEM 5.  Other Events

      On April 11, 1994 the Registrant announced the close of financing for the 120 MW Upper Mahiao geothermal power project located in the Philippines. The Export-Import Bank of the U.S. (Ex-Im Bank) is the project term lender, with the Overseas Private Investment Corporation ( OPIC) providing political risk insurance on the equity investment by the Registrant. The Upper Mahiao project is scheduled to begin construction shortly, and is expected to be in service by July of 1996. The project is structured as a ten year Build-Own-Transfer (BOT), in which CE Cebu, the project company, will be responsible for building the power plant and providing the operations and maintenance during the ten year BOT period. The electricity generated by the Upper Mahiao geothermal power plant will be provided to the Philippine National Oil Company (PNOC), which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, the plant is transferred to PNOC. Ormat Inc. of Sparks, Nevada is the turnkey contractor for the project.

      The total project cost for the facility is approximately $218,000,000. The Registrant will supply $56,000,000 of equity which will be insured by OPIC, with the Ex-Im Bank providing approximately $162,000,000 of the permanent financing and political risk insurance during the construction phase. The Ex-Im Bank funding is a ten year project finance loan which will be repaid from the cash flows of the project. A copy of the press release issued by the Registrant is set forth as Exhibit 1 hereto and is incorporated herein by reference.



ITEM 7.  Financial Statements and Exhibits

      Exhibit 1 - Press Release dated April 11, 1994.

                                SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                California Energy Company, Inc.



                                By:   /s/Steven A. McArthur
                                      Steven A. McArthur
                                      Senior Vice President

Dated:  April 18, 1994